Exhibit 99.1

Pinnacle Foods Inc. Reports Strong 1st Quarter Fiscal 2013 Results

Company Provides Guidance for the Full Year

Parsippany, NJ, May 15, 2013 - Pinnacle Foods Inc. (NYSE: PF) today announced strong financial results for its first quarter ended March 31, 2013 and provided its outlook for the full year. Net earnings in the first quarter of 2013 more than doubled to $24.8 million, compared with net earnings of $9.5 million in the first quarter of 2012, and Adjusted EBITDA advanced 16% to $104.5 million, compared to Adjusted EBITDA of $89.9 million last year. Net sales in the Company's North America Retail business, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, increased 1.4% in the first quarter.

Pinnacle completed its Initial Public Offering of common stock and began trading on the NYSE under the ticker symbol PF on March 28, 2013. All of the proceeds from the IPO, which closed on April 3, 2013, were used to pay down debt. In addition, Pinnacle refinanced all of its outstanding indebtedness in April, in a series of transactions that significantly reduced its annual cash interest expense and extended its maturity profile. Both of these events will benefit the Company's financial performance beginning in the second quarter of fiscal 2013.

In addition, Pinnacle announced yesterday that its Board of Directors has adopted a policy to pay a regular quarterly dividend. As a result, Pinnacle Foods will pay an initial quarterly cash dividend of $0.18 per share on July 10, 2013 to all common stockholders of record at the close of business on June 20, 2013.

Commenting on the results of the quarter, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We are pleased with our excellent start to the year. The significant growth in our earnings reflects the strength of our business model and provides us with the flexibility to invest in our business and respond, as needed, to potential heightened promotional activity.”

First Quarter Consolidated Results
Net sales in the first quarter declined 0.6% to $613.0 million, compared to net sales of $616.9 million in the first quarter of 2012, driven by a 10.6% decline in the Specialty Foods segment, stemming from the planned exit of low-margin, unbranded businesses, which offset solid growth in the Company's North America Retail business.

North America Retail sales increased 1.4% due to a 1.2% benefit from higher volume/mix, driven in part by an earlier Easter this year which drove about half of the volume/mix benefit in the quarter, as well as the positive impact of 0.2% from higher net pricing.

Adjusted EBITDA advanced 16.2% to $104.5 million in the first quarter of 2013, compared to Adjusted EBITDA of $89.9 million in the first quarter of 2012. The growth in Adjusted EBITDA primarily reflected higher gross profit due largely to the benefit of productivity savings and favorable product mix, which more than offset modest input cost inflation in the quarter. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to Net Earnings in the tables that accompany this release.

Earnings before interest and taxes (EBIT) increased 23.8% to $80.7 million in the first quarter of 2013, compared to EBIT of $65.2 million in the first quarter of 2012. Excluding restructuring-related and other items in both periods, EBIT advanced 19.1%.

Net earnings more than doubled in the first quarter of 2013 to $24.8 million, compared to net earnings of $9.5 million in the first quarter of 2012. Excluding restructuring-related and other items in both periods, adjusted net earnings totaled $27.6 million in the first quarter of 2013, compared to $13.4 million in the first quarter of 2012, primarily reflecting the growth in EBIT as well as an 18% decline in interest expense, resulting from the Company's 2012 refinancing activities and lower overall debt levels.

Net cash provided by operating activities in the first quarter of 2013 was $67.7 million, compared to $33.9 million in the year-ago period. This improvement was driven by the growth in earnings and continued strong management of working capital.

First Quarter Segment Results

Birds Eye Frozen

Net sales for the Birds Eye Frozen segment increased 0.7% to $292.5 million in the first quarter of 2013, compared to $290.5 million in the year-ago period. This growth reflected a 0.5% increase from volume/mix, which was entirely driven by the benefit of an earlier Easter this year, as well as an increase of 0.2% from higher net pricing. The increase in sales was driven by growth of Birds Eye® Voila! ® complete bag meals, including the Birds Eye® Voila!® Chipotle Chicken line extension introduced during the quarter, and Lender's® bagels, as well as the launch of Mrs. Paul's® and Van de Kamp's® Spicy Fish Fillet Sandwiches, partially offset by a sales decline for Birds Eye® vegetables, driven by a heightened promotional environment.

EBIT for the Birds Eye Frozen segment increased 31.4% to $48.9 million in the first quarter of 2013, compared to $37.2 million in the year-ago period. Excluding restructuring-related and other items in both periods, EBIT advanced 16.3%, due to higher gross profit primarily driven by productivity savings.

Duncan Hines Grocery

Net sales for the Duncan Hines Grocery segment increased 2.3% to $227.2 million in the first quarter of 2013, compared to $222.0 million in the year-ago period. This growth reflected a 2.0% increase in volume/mix, with approximately one-third of the benefit due to the earlier timing of Easter, as well as an increase of 0.3% from higher net pricing. The increase in sales was driven by growth of Mrs. Butterworth's® and Log Cabin® syrups, Vlasic® pickles, including the benefit of Vlasic® Farmer's Garden® introduced in the second half of last year, Comstock® and Wilderness® pie and pastry fruit fillings and the Company's Canadian business, partially offset by lower sales of Duncan Hines® frostings.

EBIT for the Duncan Hines Grocery segment advanced 11.9% to $29.4 million in the first quarter of 2013, compared to $26.3 million in the year-ago period. Excluding restructuring-related and other items in both periods, EBIT advanced 20.7%, due to higher gross profit stemming from lower commodity costs and favorable product mix.

Specialty Foods

Net sales for the Specialty Foods segment declined 10.6% to $93.3 million in the first quarter of 2013, compared to $104.4 million in the first quarter of 2012, reflecting the planned exit of the Company's low-margin, unbranded pickle business and lower sales of private label canned meat.

EBIT for the Specialty Foods segment advanced 19.1% to $8.2 million in the first quarter of 2013, compared to $6.9 million in the first quarter of 2012. This improvement primarily reflected higher gross profit largely due to productivity savings.

First Quarter Pro Forma Consolidated Results

The Company's recent IPO and refinancing will have a material, positive impact on its net interest expense and net earnings metrics, beginning in the second quarter of 2013. As a result, the Company is providing its consolidated results for the first quarter on a pro forma basis, assuming the IPO and refinancing occurred on the first day of fiscal 2013. In addition, the pro forma basis excludes restructuring-related and other items and some modest IPO expenses. A reconciliation of the pro forma results to the Company's reported results is included in the tables that accompany this release.

For the first quarter of 2013 on a pro forma basis, net interest expense totaled $20.3 million and net earnings totaled $39.6 million, or $0.34 per diluted share, assuming diluted shares outstanding of 117.4 million.

Outlook for Full Year 2013

Due to the impacts that the Company's IPO and 2013 refinancing will have on its interest expense and diluted EPS beginning in the second quarter of 2013, the Company is providing its annual outlook for these measures for the year on a pro forma basis. The pro forma basis assumes that the IPO and 2013 refinancing occurred on the first day of fiscal 2013 and excludes IPO and refinancing charges, restructuring-related and other items and non-cash stock-based compensation expense that, combined, total approximately $65 million on an after-tax basis. Pro forma interest expense is expected to be approximately $82 million for fiscal 2013, and the Company's corresponding outlook for diluted EPS is estimated in the range of $1.49 to $1.55. This reflects a weighted average share count for the year of 117.4 million shares. The Company expects to grow its North America Retail revenue in line with the growth of its categories in 2013.

Finally, to facilitate comparability between 2012 and 2013, the Company is providing key earnings statement data on a pro forma basis for 2012 by quarter, assuming the IPO occurred on January 1, 2012. This information is provided in the tables that accompany this release.

Conference Call Information
The Company will host an investor conference call on Wednesday, May 15, 2013 at 9:30AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866) 793-1344 in the U.S. and Canada or (703) 639-1315 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q1 Earnings Call. A replay of the call will be available, beginning May 15, 2013 at 1:00 PM (ET) until May 30, 2013, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from the U.S. and Canada and referencing Access Code 1607442. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Contact
Maria Sceppaguercio
Senior Vice President, Investor Relations
Pinnacle Foods Inc.
973-541-8629

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company ranked on Fortune Magazine's 2012 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 12 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our final prospectus filed with the Securities and Exchange Commission on March 28, 2013 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands of dollars)

	Three months ended
	March 31, 2013	March 25, 2012
Net sales	$612,981	$616,925
Cost of products sold	458,140	481,248
Gross profit	154,841	135,677
Operating expenses
Marketing and selling expenses	45,628	44,000
Administrative expenses	22,558	20,614
Research and development expenses	2,327	2,207
Other expense (income), net	3,657	3,686
Total operating expenses	74,170	70,507
Earnings before interest and taxes	80,671	65,170
Interest expense	40,656	49,612
Interest income	3	58
Earnings before income taxes	40,018	15,616
Provision for income taxes	15,222	6,077
Net earnings	$24,796	$9,539

Net earnings per share
Basic	$0.31	$0.12
Diluted	$0.29	$0.11

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars)

	March 31, 2013	December 30, 2012
Current assets:
Cash and cash equivalents	$132,094	$92,281
Accounts receivable, net of allowances of $5,768 and $5,149, respectively	168,451	143,884
Inventories	326,126	358,051
Other current assets	16,466	11,862
Deferred tax assets	100,391	99,199
Total current assets	743,528	705,277
Plant assets, net of accumulated depreciation of $259,018 and $244,694, respectively	501,178	493,666
Tradenames	1,603,992	1,603,992
Other assets, net	150,199	155,558
Goodwill	1,441,495	1,441,495
Total assets	$4,440,392	$4,399,988

Current liabilities:
Short-term borrowings	$1,831	$2,139
Current portion of long-term obligations	14,832	30,419
Accounts payable	127,443	137,326
Accrued trade marketing expense	50,825	44,571
Accrued liabilities	130,129	119,269
Total current liabilities	325,060	333,724
Long-term debt (includes $62,754 and $63,097 owed to related parties, respectively)	2,585,825	2,576,386
Pension and other postretirement benefits	100,046	100,918
Other long-term liabilities	27,360	28,705
Deferred tax liabilities	487,468	471,529
Total liabilities	3,525,759	3,511,262
Commitments and contingencies
Shareholders' equity:
Pinnacle common stock: par value $.01 per share, 200,000,000 shares authorized, issued and outstanding 83,903,385 and 81,210,672, respectively	839	812
Additional paid-in-capital	696,473	696,512
Retained earnings	277,751	252,955
Accumulated other comprehensive loss	(60,430)	(61,553)
Total shareholders' equity	914,633	888,726
Total liabilities and shareholders' equity	$4,440,392	$4,399,988

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Three months ended
	March 31, 2013	March 25, 2012
Cash flows from operating activities
Net earnings	$24,796	$9,539
Non-cash charges (credits) to net earnings
Depreciation and amortization	19,270	20,490
Amortization of discount on term loan	314	301
Amortization of debt acquisition costs	1,713	2,559
Amortization of deferred mark-to-market adjustment on terminated swaps	—	413
Change in value of financial instruments	(414)	(2,425)
Equity-based compensation charge	175	300
Pension expense, net of contributions	(416)	(2,272)
Gain on sale of assets held for sale	(701)	—
Other long-term liabilities	(613)	32
Other long-term assets	—	234
Deferred income taxes	14,502	5,183
Changes in working capital
Accounts receivable	(24,729)	(24,119)
Inventories	32,007	18,069
Accrued trade marketing expense	6,317	6,385
Accounts payable	(10,297)	(15,856)
Accrued liabilities	11,053	14,622
Other current assets	(5,233)	402
Net cash provided by operating activities	67,744	33,857
Cash flows from investing activities
Capital expenditures	(18,242)	(13,505)
Proceeds from sale of plant assets	1,775	—
Net cash used in investing activities	(16,467)	(13,505)
Cash flows from financing activities
Repayments of long-term obligations	(10,581)	(3,125)
Proceeds from short-term borrowings	1,107	815
Repayments of short-term borrowings	(1,415)	(937)
Repayment of capital lease obligations	(550)	(792)
Repurchases of equity	(187)	(350)
Net cash used in financing activities	(11,626)	(4,389)
Effect of exchange rate changes on cash	162	218
Net change in cash and cash equivalents	39,813	16,181
Cash and cash equivalents - beginning of period	92,281	151,031
Cash and cash equivalents - end of period	$132,094	$167,212

Supplemental disclosures of cash flow information:
Interest paid	$36,325	$35,673
Interest received	3	58
Income taxes paid	304	96
Non-cash investing and financing activities:
New capital leases	4,668	—

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures and should not be considered replacements for the GAAP measures.

•    North America Retail Net Sales
•    Adjusted Gross Profit
•    Adjusted EBITDA
•    Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
•    Adjusted interest expense, net
•    Adjusted net earnings
•    Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA
The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is important in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating Adjusted under the Senior Secured Credit Facility and the indentures governing the Senior Notes.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

The tables below provide a reconciliation from our net earnings to EBITDA and Adjusted EBITDA for the three months ended March 31, 2013 and March 25, 2012 and the fiscal year ended December 30, 2012. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes and the 9.25% Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark to market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings
Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the three months ended March 31, 2013
(thousands, except per share amounts)

	Reported	Acquisition,				IPO and
	Three Months Ended	Merger and	Other		Adjusted	Refinancing	Public	Proforma
	March 31,	Other Restructuring	Non-Cash	Other	March 31,	Interest	Company	March 31,
	2013	Charges	Items	Adjustments	2013	Adjustments	Costs	2013
Net sales	$612,981	$—	$—	$—	$612,981	$—	$—	$612,981
								—
Gross profit	$154,841	$1,788	$(380)	$—	$156,249		$—	$156,249
% of net sales	25.3%				25.5%			25.5%

Earnings before interest and taxes	$80,671	$4,018	$(229)	$725	$85,185		$(600)	$84,585

Interest expense, net	$40,653	$—	$—	$—	$40,653	$(20,367)	—	$20,286

Provision for income taxes	$15,222	$1,567	$(89)	$283	$16,982	$7,943	$(234)	24,692
% Effective tax rate	38.0%				38.1%			38.4%

Net earnings	$24,796	$2,451	$(140)	$442	$27,550	$12,424	$(366)	$39,608

Diluted net earnings per share	$0.29				$0.32			$0.34

Diluted weighted average outstanding shares	86,268				86,268	31,132		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$80,671	$4,018	$(229)	$725	$85,185	—	$(600)	$84,585
Depreciation	15,397	—			15,397			15,397
Amortization	3,872				3,872			3,872
EBITDA	$99,940	$4,018	$(229)	$725	$104,454	—	$(600)	$103,854

Last twelve months EBITDA					$440,676

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the three months ended March 25, 2012
(thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	March 25,	Other Restructuring	Non-Cash	Other	March 25,	Interest	Company	March 25,
	2012	Charges	Items	Adjustments	2012	Adjustments	Costs	2012
Net sales	$616,925	$—	$—	$—	$616,925	$—	$—	$616,925
								—
Gross profit	$135,677	$3,546	$(2,389)	$2,556	$139,390		$—	$139,390
% of net sales	22%				22.6%			22.6%

Earnings before interest and taxes	$65,170	$3,958	$(2,128)	$4,535	$71,535		$(750)	$70,785

Interest expense, net	$49,554	$—	$85	$—	$49,639	$(12,167)	$—	$37,472

Provision for income taxes	$6,077	$1,524	$(852)	$1,746	$8,495	$4,684	$(289)	$12,890
% Effective tax rate	38.9%				38.8%			38.7%

Net earnings	$9,539	$2,434	$(1,361)	$2,789	$13,401	$7,483	$(461)	20,423

Diluted net earnings per share	$0.11				$0.15			$0.17

Diluted weighted average outstanding shares	86,473				86,473	30,927		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$65,170	$3,958	$(2,128)	$4,535	$71,535	—	$(750)	$70,785
Depreciation	16,608	(2,152)			14,456			14,456
Amortization	3,882				3,882			3,882
EBITDA	$85,660	$1,806	$(2,128)	$4,535	$89,873	—	$(750)	$89,123

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three months ended March 31, 2013 and March 25, 2012 (thousands)

	Three Months Ended	Three Months Ended
	March 31,	March 25,
	2013	2012
Net sales - Reported
Birds Eye Frozen	$292,451	$290,540
Duncan Hines Grocery	227,208	222,001
North American Retail	519,659	512,541
Specialty Foods	93,322	104,384
Total	$612,981	$616,925

Earnings before interest & taxes - Reported
Birds Eye Frozen	$48,926	$37,230
Duncan Hines Grocery	29,432	26,294
Specialty Foods	8,186	6,876
Unallocated corporate expenses	(5,873)	(5,230)
Total	$80,671	$65,170

Adjustments (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$908	$5,613	(1)
Duncan Hines Grocery	2,536	188	(1)
Specialty Foods	—	(100)
Unallocated corporate expenses	1,070	664
Total	$4,514	$6,365

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$49,834	$42,843
Duncan Hines Grocery	31,968	26,482
Specialty Foods	8,186	6,776
Unallocated corporate expenses	(4,803)	(4,566)
Total	$85,185	$71,535

(1) Q1 2012 includes accelerated depreciation of $1,845 in Birds Eye Frozen and $307 in Duncan Hines Grocery

Pinnacle Foods Inc.
Reconciliation from Reported Net Earnings to Adjusted EBITDA (unaudited)
For the three months ended March 31, 2013 and March 25, 2012 and fiscal year ended December 30, 2012
(thousands)

The following table provides a reconciliation from our net earnings to EBITDA and Adjusted EBITDA for the three months ended March 31, 2013 and March 25, 2012 and the fiscal year ended December 30, 2012. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes and the 9.25% Senior Notes.

	Three months ended		Fiscal Year Ended
	March 31, 2013	March 25, 2012	December 30, 2012
Net earnings	$24,796	$9,539	$52,519
Interest expense, net	40,653	49,554	198,374
Income tax expense (benefit)	15,222	6,077	32,701
Depreciation and amortization expense	19,270	20,490	98,123
EBITDA	$99,941	$85,660	$381,717
Non-cash items (a)	(229)	(2,128)	63
Acquisition, merger and other restructuring charges (b)	4,018	1,806	23,276
Other adjustment items (c)	723	4,535	21,040
Adjusted EBITDA (unaudited)	104,453	89,873	426,096
Public company expenses	600	750	3,000
Adjusted EBITDA (unaudited) proforma	$103,853	$89,123	$423,096

(a)	Non-cash items are comprised of the following:

	Three months ended		Fiscal Year Ended
	March 31, 2013	March 25, 2012	December 30, 2012
Non-cash equity-related compensation charges	$175	$300	$850
Unrealized mark-to-market losses resulting from hedging activities	(404)	(2,428)	(1,307)
Other impairment charge (1)	—	—	520
Total non-cash items	$(229)	$(2,128)	$63
_________________

(1)	For the fiscal year ended December 30, 2012 represents tradename impairment on Bernstein's ($520).

Pinnacle Foods Inc.
Reconciliation from Reported Net Earnings to Adjusted EBITDA (unaudited)
For the three months ended March 31, 2013 and March 25, 2012 and fiscal year ended December 30, 2012
(thousands)

(b)	Acquisition, merger and other restructuring charges are comprised of the following:

	Three months ended		Fiscal Year Ended
	March 31, 2013	March 25, 2012	December 30, 2012
Expenses in connection with an acquisition or other non-recurring merger costs	$339	$316	$2,349
Restructuring charges, integration costs and other business optimization expenses (1)	3,481	1,385	19,911
Employee severance	198	105	1,016
Total non-recurring items	$4,018	$1,806	$23,276
_________________

(1)
For the fiscal year ended December 30, 2012, primarily represents restructuring and restructuring related charges, consulting and business optimization expenses related to closures at our Tacoma, Washington, Fulton, New York, Green Bay, Wisconsin and Millsboro, Delaware facilities, as a result of footprint consolidation projects. For the three months ended March 31, 2013, primarily represents restructuring and restructuring related charges related to the closure of our Millsboro, Delaware facility and consulting and business optimization expenses related to the expansion of direct sales coverage for retailer headquarters to more than fifty percent of our U.S. retail business. For the three months ended March 25, 2012, primarily represents restructuring and restructuring related charges related to the closure of our Fulton, New York facility.

(c)	Other adjustment items are comprised of the following:

	Three months ended		Fiscal Year Ended
	March 31, 2013	March 25, 2012	December 30, 2012
Management, monitoring, consulting and advisory fees paid to Blackstone	$723	$1,311	$4,707
Other (1)	—	3,224	16,333
Total other adjustments	$723	$4,535	$21,040

(1) For the fiscal year ended December 30, 2012, primarily represents $14.3 million of the premiums paid on the redemption of $150.0 million of 9.25% Senior Notes due 2015, the redemption of $199.0 million of 10.625% Senior Subordinated Notes due 2017 and the repurchase and retirement of $10.0 million of 9.25% Senior Notes due 2015. For the three months ended March 25, 2012 and the fiscal year ended December 30, 2012, this also includes costs for the recall of Aunt Jemima product of $3.2 million (before insurance recovery) and $2.1 million (after insurance recovery), respectively.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1)Statement of Operations Amounts (unaudited)
For the three months ended June 24, 2012
(thousands of dollars, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	June 24,	Other Restructuring	Non-Cash	Other	June 24,	Interest	Company	June 24,
	2012	Charges	Items	Adjustments	2012	Adjustments	Costs	2012
Net sales	$588,595	$—	$—	$—	$588,595	$—	$—	$588,595
								—
Gross profit	$132,156	$5,044	$3,466	$—	$140,666		$—	$140,666
% of net sales	22.5%				23.9%			23.9%

Earnings before interest and taxes	$41,989	$8,628	$3,727	$11,826	$66,170		$(750)	$65,420

Interest expense, net	$60,484	$—	$91	$(14,840)	$45,735	$(12,167)	$—	$33,568

Provision for income taxes	$(7,935)	$3,322	$1,400	$10,266	$7,053	$4,684	$(289)	$11,449
% Effective tax rate	42.9%				34.5%			35.9%

Net earnings	$(10,560)	$5,306	$2,236	$16,400	$13,382	$7,483	$(461)	20,404

Diluted net earnings per share	$(0.12)				$0.15			$0.17

Diluted weighted average outstanding shares	86,463				86,463	30,397		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$41,989	$8,628	$3,727	$11,826	$66,170	—	$(750)	$65,420
Depreciation	17,680	(2,402)			15,278			15,278
Amortization	3,886				3,886			3,886
EBITDA	$63,555	$6,226	$3,727	$11,826	$85,334	—	$(750)	$84,584

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the three months ended September 23, 2012
(thousands of dollars, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	September 23,	Other Restructuring	Non-Cash	Other	September 23,	Interest	Company	September 23,
	2012	Charges	Items	Adjustments	2012	Adjustments	Costs	2012
Net sales	$567,905	$—	$—	$—	$567,905	$—	$—	$567,905
								—
Gross profit	$129,341	$16,997	$(3,075)	$—	$143,263		$—	$143,263
% of net sales	22.8%				25.2%			25.2%

Earnings before interest and taxes	$59,895	$17,518	$(2,967)	$4,658	$79,104		$(750)	$78,354

Interest expense, net	$44,458	$—	$(265)	$(2,641)	$41,552	$(12,167)	$—	$29,385

Provision for income taxes	$5,559	$6,744	$(1,040)	$2,810	$14,073	$4,684	$(289)	$18,469
% Effective tax rate	36.0%				37.5%			37.7%

Net earnings	$9,878	$10,774	$(1,662)	$4,489	$23,479	$7,483	$(461)	30,501

Diluted net earnings per share	$0.11				$0.27			$0.26

Diluted weighted average outstanding shares	86,445				86,445	30,955		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$59,895	$17,518	$(2,967)	$4,658	$79,104	—	$(750)	$78,354
Depreciation	22,607	(7,677)			14,930			14,930
Amortization	3,879				3,879			3,879
EBITDA	$86,381	$9,841	$(2,967)	$4,658	$97,913	—	$(750)	$97,163

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the three months ended December 30, 2012
(thousands of dollars, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	December 30,	Other Restructuring	Non-Cash	Other	December 30,	Interest	Company	December 30,
	2012	Charges	Items	Adjustments	2012	Adjustments	Costs	2012
Net sales	$705,060	$—	$—	$—	$705,060	$—	$—	$705,060
								—
Gross profit	$187,375	$12,337	$802	$(936)	$199,578		$—	$199,578
% of net sales	26.6%				28.3%			28.3%

Earnings before interest and taxes	$116,540	$15,040	$1,430	$22	$133,032		$(750)	$132,282

Interest expense, net	$43,878	$—	$(33)	$—	$43,845	$(12,167)	$—	$31,678

Provision for income taxes	29,000	5,790	563	8	35,362	4,684	(289)	39,758
% Effective tax rate	39.9%				39.6%			39.5%

Net earnings	$43,662	$9,250	$900	$14	$53,825	$7,483	$(461)	60,847

Diluted net earnings per share	$0.50				$0.62			$0.52

Diluted weighted average outstanding shares	86,468				86,468	30,932		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$116,540	$15,040	$1,430	$22	$133,032	—	$(750)	$132,282
Depreciation	25,400	(9,637)			15,763			15,763
Amortization	4,181				4,181			4,181
EBITDA	$146,121	$5,403	$1,430	$22	$152,976	—	$(750)	$152,226

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the fiscal year ended December 30, 2012
(thousands, except per share amounts)

	Reported	Acquisition,
	Fiscal Year Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	December 30,	Other Restructuring	Non-Cash	Other	December 30,	Interest	Company	December 30,
	2012	Charges	Items	Adjustments	2012	Adjustments	Costs	2012
Net sales	$2,478,485	$—	$—	$—	$2,478,485	$—	$—	$2,478,485
								—
Gross profit	$584,549	$37,925	$(1,195)	$1,619	$622,898		$—	$622,898
% of net sales	23.6%				25.1%			25.1%

Earnings before interest and taxes	$283,594	$45,143	$62	$21,041	$349,840		$(3,000)	$346,840

Interest expense, net	$198,374	$—	$(122)	$(17,481)	$180,771	$(48,669)	$—	$132,102

Income taxes	$32,701	$17,380	$71	$14,831	$64,983	$18,737	$(1,155)	$82,565
% Effective tax rate	38.4%				38.4%			38.4%

Net earnings	$52,519	$27,763	$113	$23,691	$104,086	$29,931	$(1,845)	132,173

Diluted net earnings per share	$0.61				$1.20			$1.13

Diluted weighted average outstanding shares	86,495				86,495	30,905		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$283,594	$45,143	$62	$21,041	$349,840	—	$(3,000)	$346,840
Depreciation	82,295	(21,867)			60,428			60,428
Amortization	15,828				15,828			15,828
EBITDA	$381,717	$23,276	$62	$21,041	$426,096	—	$(3,000)	$423,096

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.

Pinnacle Foods Inc. Reconciliation from Reported to Proforma Segment Amounts (unaudited) For the fiscal quarters of 2012 (thousands)

	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Year Ended
	March 25,		June 24,		September 23,		December 30,		December 30,
	2012		2012		2012		2012		2012
Net sales - Reported
Birds Eye Frozen	$290,540		$241,113		$255,950		$315,490		$1,103,093
Duncan Hines Grocery	222,001		249,587		215,637		291,390		978,615
North American Retail	512,541		490,700		471,587		606,880		2,081,708
Specialty Foods	104,384		97,895		96,318		98,180		396,777
Total	$616,925		$588,595		$567,905		$705,060		$2,478,485

Earnings before interest & taxes - Reported
Birds Eye Frozen	$37,230		$29,923		$42,356		$68,675		$178,184
Duncan Hines Grocery	26,294		24,495		26,347		43,610		120,746
Specialty Foods	6,876		5,265		539		10,823		23,503
Unallocated corporate expenses	(5,230)		(17,694)		(9,347)		(6,568)		(38,839)
Total	$65,170		$41,989		$59,895		$116,540		$283,594

Adjustments (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$5,613	(1)	$5,316	(2)	$869	(3)	$2,832	(4)	$14,630	(5)
Duncan Hines Grocery	188	(1)	7,019	(2)	8,439	(3)	13,187	(4)	28,833	(5)
Specialty Foods	(100)		630		6,183		270		6,983
Unallocated corporate expenses (6)	(86)		10,466		2,968		(548)		12,800
Total	$5,615		$23,431		$18,459		$15,741		$63,246

Earnings before interest & taxes - Proforma (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$42,843		$35,239		$43,225		$71,507		$192,814
Duncan Hines Grocery	26,482		31,514		34,786		56,797		149,579
Specialty Foods	6,776		5,895		6,722		11,093		30,486
Unallocated corporate expenses	(5,316)		(7,228)		(6,379)		(7,116)		(26,039)
Total	$70,785		$65,420		$78,354		$132,281		$346,840

(1) Q1 includes accelerated depreciation of $1,845 in Birds Eye Frozen and $307 in Duncan Hines Grocery
(2) Q2 includes accelerated depreciation of $666 in Birds Eye Frozen and $1,736 in Duncan Hines Grocery
(3) Q3 includes accelerated depreciation of $232 in Birds Eye Frozen and $7,445 in Duncan Hines Grocery
(4) Q4 includes accelerated depreciation of $684 in Birds Eye Frozen and $8,952 in Duncan Hines Grocery
(5) Full year includes accelerated depreciation of $3,427 in Birds Eye Frozen and $18,440 in Duncan Hines Grocery
(6) Includes $750 per quarter proforma public company expenses